SEPARATION AND CONSULTING AGREEMENT

         THIS AGREEMENT is entered into this 10th day of February, 1995, by and between The Score Board, Inc., a New Jersey corporation having its principal place of business at 1951 Old Cuthbert Road, Cherry Hill, New Jersey 08034 ("Score Board"), and Scott Schnell, an individual residing at 1306 Flat Rock Road, Penn Valley, Pennsylvania 19072 ("Mr. Schnell").

                              W I T N E S S E T H:

         WHEREAS, Score Board engages in the business of manufacturing, marketing and distributing sports and entertainment memorabilia, trading cards and other collectibles; and

         WHEREAS, Mr. Schnell and Score Board are parties to that certain Employment Agreement dated August 19, 1994 (the "Employment Agreement"); and

         WHEREAS, Mr. Schnell and Score Board have agreed to terminate Mr. Schnell's relationship as an employee and Senior Vice President of Score Board, and as an officer and/or director of each of Score Board's subsidiaries to which positions he has been elected;

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. TERMINATION. By mutual agreement, Mr. Schnell has tendered his resignation, effective January 20, 1995, as an employee and Senior Vice President of Score Board, and as an officer and/or director of each of the subsidiaries of Score Board to which positions he has been elected, and Score Board has accepted such resignation.

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

         2.       SETTLEMENT.

                  (a) Payments: Score Board shall pay Mr. Schnell an amount equal to One Hundred Eighty Five Thousand Dollars ($185,000) in accordance with the Schedule A attached hereto. Score Board and Mr. Schnell agree, based upon the nature of the claims which have been asserted by Mr. Schnell or which could be asserted by Mr. Schnell, that said payments are to settle claims to compensate Mr. Schnell for damages for alleged personal injuries for tort-related claims which were, or could have been, asserted by Mr. Schnell. Mr. Schnell and Score Board believe that under prevailing tax laws and regulations, the foregoing payments are not taxable and therefore agree to issue such payments without federal or state tax deductions or federal insurance contribution act (F.I.C.A.) withholding. The parties agree that Score Board will not issue forms W-2 or 1099, information returns or any other form with respect to the payments referred to above. In the event that the foregoing payments result in any additional federal, state or local income taxes for Mr. Schnell relating to his 1995 federal, state and local income tax returns, Score Board agrees to pay Mr. Schnell an amount sufficient to fully compensate Mr. Schnell for such additional taxes (including penalties and interest) within thirty days after Mr. Schnell notifies Score Board of the assessment of any such taxes.

                  (b) Outplacement Services: As additional consideration, Score Board will pay up to $5,000 for out-placement services used by Mr. Schnell during the period commencing February 1, 1995 and expiring January 31, 1996, for assistance in securing employment consistent with his position at Score Board. Such payments shall be made upon receipt by Score Board of appropriate documentation therefor.

                  (c) Computer: As additional consideration, ownership of the laptop computer and printer used by Mr. Schnell during his employment is hereby transferred to Mr. Schnell.

         3. EMPLOYEE STOCK OPTIONS. Set forth below is a summary of options to purchase shares of Score Board Common Stock which have been granted to Mr. Schnell during the term of his employment:

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

                                 STOCK OPTIONS

Date of Grant              Number of Shares                      Exercise Price
- - -------------              ----------------                      --------------
11/18/92                        12,000*                              $ 8.38
05/10/93                        10,000*                              $ 8.13
08/16/93                        13,000*                              $ 9.13
02/02/94                        12,500*                              $15.25
04/06/94                         7,500**                             $ 9.75
04/06/94                         7,500***                            $ 9.75

- - --------------------

* Option granted pursuant to The Score Board, Inc. 1992 Stock Option Plan ("the Plan").

** Grant subject to approval of an amendment to the Plan increasing the common stock authorized for issuance under the Plan.

***  This grant is part of the Classic relocation pool.

All such options which have not been exercised as of the date hereof are hereby cancelled effective upon execution of this Agreement

         4.       CONSULTING AGREEMENT.

         (a) Term: Upon the terms and conditions set forth herein, Score Board and Mr. Schnell agree that Mr. Schnell shall act as a consultant to Score Board for the period commencing February 1, 1995 and expiring January 31, 1996 (the "Consulting Period").

         (b) Services: In the performance of services hereunder, Mr. Schnell will make himself available at either his offices at 1306 Flat Rock Road, Penn Valley, Pennsylvania, or at Score Board's offices at 1951 Old Cuthbert Road, Cherry Hill, New Jersey, for a maximum of five (5) hours per month during each month of the Consulting Period, provided that Mr. Schnell shall also make himself available at the request of Score Board for a fee of Fifty Dollars ($50.00) per hour for the taking of depositions and for service as a trial witness in connection with any pending, threatened or potential litigation, administrative proceeding or investigation involving Score Board. Mr. Schnell shall not perform any consulting services for Score Board unless expressly directed by the Chief Executive Officer of Score Board to perform such services, and shall have the right, exercisable in a reasonable manner, to accept or reject any consulting services so requested. Mr. Schnell will not on his own initiative determine what consulting services to provide to Score Board, and represents and warrants to Score Board that he is not subject to any restrictive covenant or other legal disability which would prevent him from assuming or performing the duties and responsibilities required hereunder.

         (c)      Consideration:

                  In exchange for the consulting services provided hereunder, the parties agree as follows:

                  (i) BENEFITS DURING THE CONSULTING PERIOD: Score Board will continue to make full payment of medical, dental, disability and life insurance premiums, provided that such benefits shall terminate prior to the end of the Consulting Period as of the date Mr. Schnell obtains full-time employment with another entity (it being understood that Mr. Schnell will provide Score Board with prompt notice of said employment). In addition, Score Board will continue to pay automobile insurance and up to Five Hundred Dollars ($500.00) in maintenance and repairs in connection with the Acura Legend currently leased by Mr. Schnell. Such payments shall be made upon receipt of appropriate documentation therefor.

                  (ii) EXPENSES: Score Board will promptly reimburse Mr. Schnell for all reasonable out-of-pocket expenses incurred at Score Board's request in connection with his services rendered hereunder upon receipt of appropriate documentation therefor.

                  (iii) 1993 NON-EMPLOYEE STOCK OPTIONS: Score Board hereby grants to Mr. Schnell an option to purchase 48,750 shares of Score Board Common Stock (the "Option") pursuant to its 1993 Non-Employee Stock Option Plan (the "1993 Plan"), which Option shall be exercisable at $3.875 per share (the closing price per share of Score Board's Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System/National Market System, on January 20, 1995). One-half of the Option (24,375 shares), or any portion thereof, may be exercised commencing July 1, 1995 and the remaining one-half of the Option (24,375 shares), or any portion thereof, may be exercised commencing January 31, 1996. The option shall expire, and no part of it shall be exercisable after the close of business on January 31, 1998. Simultaneously upon the execution of this Agreement, the parties shall cause to be executed a stock option award agreement, as required by the 1993 Plan, a copy of which is attached hereto as an exhibit and incorporated herein. Subject to any required action by the shareholders of Score Board, if Score Board is party to any reorganization involving a merger or consolidation involving a non-affiliated entity, or an acquisition of all or substantially all of the assets or stock of Score Board, the Option will become immediately non-forfeitable and exercisable (to the extent permitted under federal or state securities laws).

         (d) Non-Compete: During the Consulting Period, Mr. Schnell shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of Signature Rookies or Superior Rookies and shall not start up a business or, directly or indirectly, own or control any business that engages in the manufacture, distribution, sale or offering for sale of rookie or draft pick trading cards or prepaid telephone cards.

         5. RELEASE. Mr. Schnell, in consideration of the representations, covenants and undertakings agreed to by Score Board pursuant to this Agreement, does hereby irrevocably and unconditionally release and forever discharge (and covenants not to sue) Score Board, its subsidiaries and affiliates, and all officers, directors, employees, agents and stockholders of Score Board and its subsidiaries, for and from any and all claims, debts, obligations, promises, bonds, controversies, suits, actions, judgments, damages and liabilities, in law or in equity (collectively "Claims") Mr. Schnell may have for, upon or by reason of any matter, cause or thing whatsoever, known or unknown, from the beginning of time to the date of execution of this Agreement, including without limitation any Claims:

         (a) arising out of or relating to a claimed breach of any contract; or

         (b) relating to purported employment discrimination or civil rights violations under any applicable federal, state or local employment discrimination statute or ordinance, including but not limited to the Federal Age Discrimination in Employment Act and the equivalent laws of the State of New Jersey; or

         (c) for any matter related to or arising out of the course of his active employment, including the termination of said employment relationship.

         The parties hereto understand and agree that the above release shall not release or waive any performance obligation of Score Board under this Agreement.

         6. RELEASE BY SCORE BOARD. Score Board, its subsidiaries and affiliates, and all officers, directors and shareholders of Score Board and its subsidiaries, do hereby release and forever discharge (and covenant not to sue) Mr. Schnell for and from any and all Claims Score Board, its subsidiaries and affiliates, and all officers and directors may have, from the beginning of time to the date of execution of this Agreement, including Claims relating to Mr. Schnell's obligations under his Employment Agreement. Notwithstanding the foregoing, the parties hereto understand and agree that the above release shall not release or waive any performance obligation of Mr. Schnell under this Agreement.

         7. RIGHT TO REVOKE. Mr. Schnell acknowledges that he has been given at least twenty-one (21) days to consider this Agreement. He further acknowledges that he may revoke this Agreement within seven (7) days after the date of signing this Agreement by providing Score Board with written notification by as set forth herein.

         8. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE, ETC.. This entire Paragraph 8 is subject expressly to the approval of the insurance company retained by Score Board to maintain Score Board's Directors and Officers' Liability Insurance.

         Score Board agrees to maintain Directors and Officers Liability Insurance in the amount of $10,000,000 under which Mr. Schnell will continue to be a named insured until January 31, 1996. Score Board agrees that, with respect to any lawsuit filed against Score Board after said date relating to acts undertaken or omissions occurring prior to said date in which Mr. Schnell is a named defendant or subpoenaed to testify, produce documents or otherwise respond or make himself available for questioning, Mr. Schnell will be covered by Score Board's then outstanding Directors and Officers Liability Insurance to the same amount and under the same terms (including reimbursement of attorneys' fees) as Score Board's then current executive officers.

         9. CONFIDENTIALITY. Mr. Schnell acknowledges and agrees that any and all knowledge and information obtained during the course of his employment and during the Consulting Period, including but not limited to all product information, trade secrets and all sales, pricing, marketing, production, statistical, financial, licensing, vendor, supplier, customer and personnel data or information relating to the business or operations of Score Board and its subsidiaries, is confidential information ("Confidential Information") and shall be maintained in confidence except to the extent such information is (a) publicly available or in the public domain or (b) is independently developed by Mr. Schnell without use of any Confidential Information. Notwithstanding the foregoing, the Confidential Information may be disclosed by Mr. Schnell to his counsel and to the extent required by applicable law or court order. Mr. Schnell also agrees, upon request and with the assistance of Score Board, to immediately surrender to Score Board all non-public documents and all corporate-sensitive documents as determined by Score Board. Mr. Schnell also agrees to sign an affidavit, after such documents have been surrendered to Score Board, representing to Score Board that no copies of such documents were made or exist. The provisions of this Paragraph 9 governing confidentiality shall survive termination or expiration of this Agreement or any section thereof.

         10. PRESS RELEASE. The language of any press release relating to the departure of Mr. Schnell shall be mutually agreed to by the parties.

         11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of New Jersey without reference to any conflicts of law principles.

         12. AMENDMENT. This Agreement may be amended, supplemented or interpreted at any time, but only by a written instrument executed by all of the parties hereof.

         13. NOTICES. Except as otherwise provided herein, all notices, requests, demands and other communications shall be in writing and shall be deemed to have duly been given when delivered by telecopier, overnight courier or by United States Certified or Registered Mail, postage prepaid, to the following address (or such other addresses as shall be given in writing by the parties to one another):

         If to Score Board:     The Score Board, Inc.
                                1951 Old Cuthbert Road
                                Cherry Hill, NJ 08034
                                Attn:  Mr. Ken Goldin

         With a copy to:        The Score Board, Inc.
                                1951 Old Cuthbert Road
                                Cherry Hill, NJ 08034
                                Attn:  Legal Department

         If to Mr. Schnell:     Mr. Scott Schnell
                                1306 Flat Rock Road
                                Penn Valley, Pennsylvania  19072

         14 REPRESENTATIONS. Score Board represents that all corporate action necessary to be taken to authorize the execution and performance of this Agreement according to its terms has been duly taken, and that this Agreement is a valid, lawful and binding obligation of Score Board. Mr. Schnell represents that he has full legal capacity to enter into this Agreement and to bind himself to the terms hereof. Score Board and Mr. Schnell each represent and acknowledge that, in executing this Agreement, they did not rely on and have not relied on any representation or statement not set forth herein.

         15. NON-DISPARAGEMENT; EMPLOYMENT REFERENCE. Score Board and Mr. Schnell agree not to make any disparaging statements concerning the other, or to defame the other in any manner. Score Board further agrees that it will provide Mr. Schnell with an employment reference anytime Score Board is requested to do so by Mr. Schnell or any prospective employer of Mr. Schnell. Score Board agrees that such reference will be complimentary of Mr. Schnell's employment record and his skills.

         16. ARBITRATION. Any dispute, controversy or claim arising from or relating to this Agreement or any breach hereof shall be finally settled by arbitration. In the event that arbitration is initiated, arbitration meetings shall be held in Camden County, New Jersey, unless otherwise agreed to by the parties in writing. Arbitration shall be conducted in accordance with the rules of the American Arbitration Association.

         17. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties concerning the transactions contemplated herein and supersedes all prior agreements or understandings between the parties hereto. No oral representation, agreement or understanding made by a party hereto shall be valid or binding upon such party or any other party hereto.

         18. SUCCESSORS AND ASSIGNS. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, administrators, executors, personal representation and heirs (including but not limited to purchasers of stock and/or assets).

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                            THE SCORE BOARD, INC.

                                      By:   ______/s/ Ken Goldin________________
                                            Ken Goldin
                                            Chief Executive Officer

                                            SCOTT SCHNELL

                                            _____/s/ Scott Schnell______________

                                   SCHEDULE A

         PAYMENT DATE                       AMOUNT
         ------------                       ------
         February 10, 1995                  $70,000
         March 10, 1995                     $30,000
         April 10, 1995                     $35,000
         May 10, 1995                       $10,000
         June 10, 1995                      $10,000
         July 10, 1995                      $10,000
         August 10, 1995                    $10,000
         September 10, 1995                 $10,000

                                       10